Exhibit 99.1

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616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Announces Increased Season Pass Sales and Comments on Interim 2016/2017 Season

Strong Results Reflect Pent-Up, Industry-Wide Demand and Improved Weather Conditions

Wildwood, Missouri,  February 2, 2017 –  Peak Resorts, Inc. (NASDAQ: SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the United States, today announced that season pass sales from the beginning of the ski season through January 29, 2017, were up 28 percent in units and 23 percent in dollars, compared to the prior year. In addition, paid skier visits for the Company’s 14-resort portfolio were up 40 percent through January 29, 2017 compared to the same prior-year period. These preliminary, unaudited results are interim period data for the individually branded ski resorts and are subject to completion of the Company's customary closing procedures.

“This season has been a welcomed improvement compared to the significant weather challenges we faced during the 2015/2016 ski season,” commented Timothy D. Boyd, president and chief executive officer. “Although season-to-date weather trends have still trailed historical average levels, we are very pleased with the strong customer reception of our Peak Pass, which has driven additional traffic to our Hunter Mountain and Mount Snow resorts. We are also encouraged by the ski conditions and resort traffic this season at each of our 14 resorts. Weather has been better than last year and we believe we have benefitted from the pent-up demand because of the poor weather conditions last year.  These results reflect a noticeable improvement over last year, as we have been especially pleased with the cross-property utilization of the Peak Pass across our New England portfolio.”

Unveiled for the 2016/2017 winter season, the new Peak Pass features a total of six pass options valid at seven different mountain locations across four states in the Northeast. Resorts include Mount Snow in Vermont; Attitash, Wildcat and Crotched Mountains in New Hampshire; Hunter Mountain in New York; and Jack Frost and Big Boulder in Pennsylvania.

“The 2016/2017 ski season marks the first full season with Hunter Mountain, which we acquired just over a year ago, and the new multi-resort Peak Pass,” continued Boyd. “We continue to view this season as the catalyst that will drive our future performance, as we remain committed to building a strong foundation and providing long-term, positive results for our shareholders. Additionally, the recent EB-5 approval will help to fund organic growth through Mount Snow’s West Lake Water Project and the Carinthia Ski Lodge Project, while we remain well positioned to take advantage of opportunistic and strategic acquisition opportunities.”

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills' premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts), Twitter or Instagram for resort updates.

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Forward-Looking Statements

This news release contains forward-looking statements including statements regarding the future outlook and performance of Peak Resorts, Inc., and other statements based on current management expectations, estimates and projections. These statements are subject to a variety of risks and uncertainties, are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, without limitation, those discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2016, filed with the Securities and Exchange Commission, and as updated from time to time in the company’s filings with the SEC.  The forward-looking statements included in this news release are only made as of the date of this release, and Peak Resorts disclaims any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.